UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A
                Proxy Statement Pursuant to Section 14(a) of the
             Securities and Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant [X]
Filed by a party other than the Registrant [  ]

Check the appropriate box:

[X] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material under ss. 240.14a-12

                                SBT Bancorp, Inc.
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                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

       (1) Title of each class of securities to which transaction applies:

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       (2) Aggregate number of securities to which transaction applies:

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       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

           ---------------------------------------------------------------------

       (4) Proposed maximum aggregate value of transaction:
                                                           ---------------------

       (5) Total fee paid:
                          ------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1) Amount Previously Paid:
                                  ----------------------------------------------

       (2) Form, Schedule or Registration Statement No.:
                                                        ------------------------

       (3)    Filing
              Party:
                    ------------------------------------------------------------

       (4)    Date Filed:
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

                                                        *** PRELIMINARY COPY ***

                                SBT BANCORP, INC.
                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD DECEMBER 19, 2008





To the Shareholders of SBT Bancorp, Inc.:

         Notice is hereby given that a Special Meeting of Shareholders of SBT Bancorp, Inc. will be held at The Simsbury Inn, 397 Hopmeadow Street, Simsbury, Connecticut on Friday, December 19, 2008 at 8:30 a.m., local time.

         At the meeting, the shareholders will consider and vote upon the following matters:

          1. To approve an amendment to the Company's Certificate of Incorporation to authorize a class of 100,000 shares of preferred stock, no par value; and

          2. The transaction of such other business as may properly be brought before the meeting or any adjournment or postponement thereof.

         If adopted, the proposed amendment to the Company's Certificate of Incorporation may allow the Company to take advantage of low-cost capital-raising opportunities provided through the recently announced TARP Capital Purchase Program instituted under the Emergency Economic Stabilization Act of 2008.

         Only shareholders of record at the close of business on November 10, 2008 are entitled to notice of and to vote at the Special Meeting and any and all adjournments or postponements thereof.

         IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING. WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. SHAREHOLDERS OF RECORD WHO ATTEND THE MEETING MAY REVOKE THEIR PROXY AND VOTE IN PERSON.

                                             BY ORDER OF THE BOARD OF DIRECTORS



Simsbury, Connecticut                        Gary R. Kevorkian,
November [_], 2008                           Secretary

                                                        *** PRELIMINARY COPY ***

                                SBT BANCORP, INC.
                              760 Hopmeadow Street
                                  P.O. Box 248
                             Simsbury, CT 06070-0248
                                 (860) 408-5493

       -------------------------------------------------------------------
                                 PROXY STATEMENT
                                       OF
                                SBT BANCORP, INC.

                       FOR SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD DECEMBER 19, 2008
       -------------------------------------------------------------------

     This Proxy Statement is furnished to Shareholders of SBT Bancorp, Inc. (the "Company" or "we") in connection with the solicitation of proxies by the Company's Board of Directors (the "Board") for use at a Special Meeting of Shareholders of the Company to be held at The Simsbury Inn, 397 Hopmeadow Street, Simsbury, Connecticut, at 8:30 a.m. on December 19,2008, and any and all adjournments or postponements thereof (the "Meeting").

     This Proxy Statement, the Notice of the Meeting, and the enclosed form of proxy are first being mailed to our shareholders on or about November [__], 2008.

                    INFORMATION ABOUT SOLICITATION AND VOTING

     A shareholder who executes the enclosed form of proxy may revoke it at any time before it is voted by written notice of such revocation or a duly executed proxy bearing a later date delivered to the Secretary of the Company at the address set forth above or by attending the Meeting and revoking the proxy at such time. Attendance at the Meeting will not itself revoke a proxy. Shares represented by properly executed proxies will be voted at the Meeting in accordance with the specifications thereon. Shareholders of record who are present at the Meeting may vote by ballot.

     The expense of soliciting proxies in favor of the Company's proposals will be borne by the Company. In addition to solicitation of proxies by mail, proxies may also be solicited by telephone or personal contact by employees and/or directors of the Company who will not receive additional compensation therefore.

     Only Shareholders of record at the close of business on November 10, 2008 (the "Record Date") are entitled to notice and to vote at the Meeting. On the Record Date, there were 864,976 outstanding shares of the Company's common stock, no par value (the "Company common stock"). Each share of common stock is entitled to one vote. The presence, in person or by proxy, of a majority of the issued and outstanding shares of common stock on the Record Date, or 432,489 shares, is necessary to constitute a quorum at the Meeting. Abstentions and broker non-votes are counted as present for establishing a quorum. When a record holder (e.g., a bank or brokerage firm) holding shares for a beneficial owner votes on one proposal but does not vote on another proposal because the beneficial owner has not provided voting instructions, this is referred to as a "broker non-vote."

     If the shares you own are held in "street name" by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides you.

     If your shares are held in "street name," you must bring an account statement or letter from your brokerage firm or bank showing that you are the beneficial owner of the shares as of the record date in order to be admitted to the Meeting. To be able to vote your shares held in street name at the Meeting, you will need to obtain a proxy card from the holder of record.

     The votes will be counted, tabulated and certified by Robert M. Taylor, III and Susan D. Presutti. Each proxy received will be voted as directed. However, if no direction is indicated, the proxy will be voted in Item 1 FOR the approval of the amendment to the Company's Certificate of Incorporation and on such other matters as may properly come before the Meeting in such manner as the persons so named in the proxy shall decide.

     If you have any questions about the Meeting or your ownership of our common stock, please contact Gary R. Kevorkian, our corporate secretary, by mail at SBT Bancorp, Inc., Attention: Gary R. Kevorkian, Secretary, 760 Hopmeadow Street, P.O. Box 248, Simsbury, Connecticut 06070-0248, or by email to Mr. Kevorkian's attention at sbtinfo@simsburybank.com.

                             DISCUSSION OF PROPOSAL

                                     ITEM 1
                                     ------

              APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION

     The Board has adopted an amendment to the Company's Certificate of Incorporation to authorize a class of 100,000 shares of preferred stock, no par value (the "Preferred Stock"). The full text of the proposed amendment to the Company's Certificate of Incorporation is set forth in Exhibit A to this proxy statement. The Company's Certificate of Incorporation currently authorizes only the issuance of common stock. The proposed amendment will vest in the Board the authority to determine by resolution the terms of one or more series of Preferred Stock, including the preferences, rights and limitations of each series. Provisions in a company's certificate of incorporation authorizing preferred stock in this manner are often referred to as "blank check" provisions, as they give a board of directors the flexibility, at any time or from time to time, without further shareholder approval (except as may be required by applicable laws, regulatory authorities or the rules of any stock exchange on which a company's securities are then listed), to create one or more series of preferred stock and to determine by resolution the terms of each such series. The Board believes that authorization of the Preferred Stock in the manner proposed will provide the Company with greater flexibility in meeting future capital requirements by creating series of Preferred Stock customized to meet the needs of particular transactions and then prevailing market conditions. Series of Preferred Stock would also be available for issuance from time to time for any other proper corporate purposes, including in connection with strategic alliances, joint ventures, or acquisitions.

     The Board does not have any plans calling for the issuance of shares of Preferred Stock at the present time, other than the possible issuance of Preferred Stock to the U.S. Department of the Treasury (the "Treasury") in connection with the Treasury's recently announced Troubled Asset Relief Program ("TARP") Capital Purchase Program described below.

     On October 14, 2008, the U.S. Department of the Treasury announced the TARP Capital Purchase Program. This program encourages U.S. financial institutions to build capital to increase the flow of financing to U.S. businesses and consumers and to support the U.S. economy. Under the program, the Treasury will purchase senior preferred shares from banks, bank holding companies, and other financial institutions. The senior preferred shares will qualify as Tier 1 capital for regulatory purposes and will rank senior to common stock and at an equal level in the capital structure with any existing preferred shares other than preferred shares which by their terms rank junior to any other existing preferred shares. The senior preferred shares purchased by the Treasury will pay a cumulative dividend rate of 5 percent per annum for the first five years they are outstanding and thereafter at a rate of 9 percent per annum. The senior preferred shares will be non-voting, other than voting rights on matters that could adversely affect the shares. The shares will be callable at one hundred percent of issue price plus any accrued and unpaid dividends after three years. Prior to the end of three years, the senior preferred shares may be redeemed with the proceeds from a qualifying equity offering of any Tier 1 perpetual preferred or common stock.

     If the Company participates in the Capital Purchase Program it must issue to the Treasury warrants to purchase common stock with an aggregate market price equal to 15 percent of the senior preferred stock purchased by the Treasury. The exercise price on the warrants will be the market price of the Company's common stock at the time of issuance, calculated on a 20-trading day trailing average. If the Company sells the maximum amount of preferred stock authorized under the

Capital Purchase Program, the Company estimates that the ownership percentage of the current shareholders would be diluted by approximately three percent if the warrants were exercised. The amount of dilution will depend on the actual amount of capital received and the average price of the Company's stock for the 20-day period prior to receiving the capital.

     Banks and bank holding companies participating in the program also must adopt the Treasury's standards for executive compensation and corporate governance for the period during which the Treasury holds equity issued under this program. The Treasury's consent also will be required for any increase in common dividends per share or certain repurchases of common stock until the third anniversary of the date of the investment unless prior to the third anniversary the preferred stock issued to the Treasury is redeemed in whole or the Treasury has transferred all of the preferred stock to third parties.

     See Exhibit B for the Summary of Senior Preferred Terms and Summary of Warrant Terms as published by the Treasury.

     At September 30, 2008, the Company had capital ratios in excess of those required to be considered well-capitalized under banking regulations. The Board believes it is prudent for the Company to apply for capital available under this program because (i) the Company believes that the cost of capital under this program may be significantly lower than the cost of capital otherwise available to the Company at this time, and (ii) despite being well-capitalized, additional capital under the Treasury's program would provide the Company additional flexibility to meet future capital needs that may arise.

     The Company filed an application to participate in the Capital Purchase Program prior to the November 14, 2008 deadline. The minimum subscription amount available to a participating institution is one percent of risk-weighted assets. The maximum subscription amount is the lesser of $25 billion or three percent of risk-weighted assets. For the Company, the minimum amount would be approximately $1.4 million and the maximum amount would be approximately $4.2 million. The Company applied for $4.0 million under the Capital Purchase Program.

     The Board believes that the flexibility to issue Preferred Stock can enhance the Board's arm's-length bargaining capability on behalf of the Company's shareholders in a takeover situation. However, under some circumstances, the ability to designate the rights of, and issue, Preferred Stock could be used by the Board to make a change in control of the Company more difficult.

     The rights of the holders of the Company's common stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. To the extent that dividends will be payable on any issued shares of Preferred Stock, the result would be to reduce the amount otherwise available for payment of dividends on outstanding shares of the Company's common stock and there might be restrictions placed on the Company's ability to declare dividends on the common stock or to repurchase shares of common stock. The issuance of Preferred Stock having voting rights would dilute the voting power of the holders of common stock. To the extent that Preferred Stock is made convertible into shares of common stock, the effect, upon such conversion, would also be to dilute the voting power and ownership percentage of the holders of common stock. In addition, holders of Preferred Stock would normally receive superior rights in the event of any dissolution, liquidation, or winding up of the Company, thereby diminishing the rights of the holders of common stock to distribution of the Company's assets. Shares of Preferred Stock of any series would not entitle the holder to any pre-emptive right to purchase or subscribe for any shares of that or any other class.

     Approval of the proposed amendment to the Company's Certificate of Incorporation requires the approval of at least a majority of the votes entitled to be cast at the meeting.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION.

                                  OTHER MATTERS

     The Board knows of no other business to be brought before the Meeting. If, however, any other business should properly come before the Meeting, the persons named in the accompanying proxy will vote the proxy as in their discretion they may deem appropriate, unless they are directed by the proxy to do otherwise.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     To the knowledge of the Company, as of November 3, 2008, there is no person who owns of record or beneficially five percent or more of the Company's common stock.

     The following table sets forth certain information with respect to the beneficial ownership of the common stock of the Company as of November 3, 2008 by (i) each director of the Company, (ii) named executive officers, and (iii) all directors and executive officers as a group. Except as indicated by footnote, the persons named in the table have sole voting and investment powers with respect to all shares shown as beneficially owned by them. All persons listed are directors of both the Company and The Simsbury Bank & Trust Company, Inc. unless noted otherwise. All directors and executive officers can receive mail in care of SBT Bancorp, Inc., 760 Hopmeadow Street, P.O. Box 248, Simsbury, CT 06070.

                                              Amount and Nature
                                               Of Beneficial         Percent
            Name of Beneficial Owner             Ownership          Of Class
   -----------------------------------------------------------------------------

     Robert J. Bogino, Vice Chairman              27,572  (1)           3.0%
     James T. Fleming, Director                      492                   *
     Martin J. Geitz, President, Chief            29,474  (2)           3.3%
     Executive Officer and Director
     Edward J. Guarco, Director                    6,800  (3)              *
     Gary R. Kevorkian, Director                  16,942  (4)           1.9%
     George B. Odlum, Jr., DMD, Director          13,581  (5)           1.5%
     Rodney R. Reynolds, Director                  1,000                   *
     David W. Sessions, Director                  15,736  (6)           1.7%
     Penny R. Woodford, Director                   2,262  (7)              *
     Lincoln S. Young, Chairman                   18,612  (8)           2.1%
     Anthony F. Bisceglio, Executive Vice          3,200                  *%
     President and Chief Financial Officer
     Paul R. Little, Senior Vice President         3,500  (9)              *
     and Chief Lending Officer
     Howard R. Zern, Senior Vice President             0                   *
     and Chief Retail, Operations &
     Technology Officer
     All directors and executive officers
     (as a group)                                 139,171 (10)         15.3%
----------------------------
* Less than 1%

(1) Includes 6,600 shares owned jointly with Mr. Bogino's spouse, 822 shares held in a trust of which Mr. Bogino serves as trustee, 2,084 shares in trusts for two of his children for which Mr. Bogino serves as the trustee and 11,500 shares owned by his spouse. Mr. Bogino disclaims beneficial ownership of the shares beneficially owned by his spouse.

(2) Includes 21,000 shares which may be acquired within 60 days through the exercise of stock options.

(3) Includes 1,200 shares owned jointly with Mr. Guarco's spouse, 600 shares held by both Mr. and Mrs. Guarco as custodians for their daughter and 4,000 shares in a trust of which Mr. Guarco owns 6.6%.

(4) Includes 9,426 shares held in trusts for which Mr. Kevorkian is trustee including 815 shares in a trust for Mr. Kevorkian's spouse.

(5) Includes 3,550 shares owned by Dr. Odlum's spouse. Dr. Odlum disclaims beneficial ownership of the shares beneficially owned by his spouse.

(6) Includes 1,564 shares owned jointly with Mr. Sessions's spouse, 1,357 shares owned by a private corporation owned by Mr. Sessions and his siblings and 1,252 shares owned by his children. Mr. Sessions disclaims beneficial ownership of the shares beneficially owned by his children.

(7)  Includes 1,660 shares owned jointly with Ms. Woodford's spouse.

(8) Includes 3,506 shares owned by Mr. Young's spouse. Includes 1,000 shares which may be acquired within 60 days through the exercise of stock options. Mr. Young disclaims beneficial ownership of the shares beneficially owned by his spouse.

(9) Includes 3,500 shares which may be acquired within 60 days through the exercise of stock options.

(10) Includes 40,689 in shares which directors and executive officers may acquire beneficial ownership of within 60 days through the exercise of stock options.


                      SHAREHOLDER PROPOSALS AND NOMINATIONS

     Shareholders entitled to vote for the election of directors at the 2009 Annual Meeting may make nominations of individuals for election to the Board. Such nominations shall be made in writing, and shall be delivered or mailed and received by the Secretary of the Company not less than 90 nor more than 130 calendar days prior to such Annual Meeting, which is expected to be held on May 12, 2009. The Board's Corporate Governance Committee considers such nominations.

     Such written nominations shall contain the following information, to the extent known to the nominating Shareholder: (1) the name, age, business and residence address of each proposed nominee; (2) the principal occupation or employment of each proposed nominee; (3) the total number of shares of common stock of the Company that are beneficially owned by each proposed nominee; (4) the name and address of the nominating Shareholder; (5) the total number of shares of common stock of the Company owned by the nominating Shareholder; (6) a representation that the Shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; and (7) a description of all arrangements or understandings between the Shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the Shareholders. Nominations by beneficial owners of stock of the Company who are not record holders must be accompanied by evidence satisfactory to the Secretary of the Company showing that such nominating persons are entitled to act with respect to such shares. Nominations that are not made in accordance with these procedures shall be deemed void. The credentials and qualifications of all nominees also are subject to review by the Board.

     Any proposal intended to be presented by a Shareholder at the Company's 2009 Annual Meeting of Shareholders which is not a nomination to the Board must be presented to the Company in writing, and must be delivered or mailed and received by the Secretary of the Company not less than 90 nor more than 130 calendar days prior to the 2009 Annual Meeting, which is expected to be held on May 12, 2009. Such notice shall include: (1) a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the 2009 Annual Meeting; (2) the name and address, as they appear on the Company's records, of the Shareholder proposing such business; (3) the number of shares of the Company's common stock which are beneficially owned by the Shareholder; and (4) any material interest of the Shareholder in such business.

     In order for a shareholder proposal to be included in the proxy statement and form of proxy for the Company's 2009 Annual Meeting the proposal must be received by the Company not later than January 22, 2009 and comply with all the requirements of Rule 14a-8 of the Securities Exchange Act of 1934. In addition, if the Company is not notified of a shareholder proposal by February 24, 2009 then the proxies held by management of the Company may provide the discretion to vote against such shareholder proposal, even though such proposal is not included in the proxy statement and form of proxy.

     Nominations and proposals should be addressed to Gary R. Kevorkian, Secretary, SBT Bancorp, Inc., 760 Hopmeadow Street, P.O. Box 248, Simsbury, Connecticut 06070-0248. It is suggested that such nominations and proposals be sent by Certified Mail-Return Receipt Requested.

          DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

     The Company intends to deliver one Proxy Statement to multiple Shareholders of the Company sharing an address, unless we receive contrary instructions from one or more of such Shareholders. Upon written or oral request we will provide a separate copy of the Company's Proxy Statement to a Shareholder sharing an address with another Shareholder to which a single copy of the Proxy Statement were sent. To request an additional copy of the Proxy Statement, please call the Company at (860) 408-5493 or write to us at SBT Bancorp, 760 Hopmeadow Street, P.O. Box 248, Simsbury, Connecticut 06070-0248. In the future, if you wish to receive a separate copy of the Company's Proxy Statement, please call or write to us at the number and address listed above. Similarly, Shareholders sharing an address who are receiving multiple copies of the Company's Proxy Statement and who wish to receive only one copy of these materials at their address can so request by contacting us at the same telephone number and address.

                                      By order of the Board of Directors



Simsbury, Connecticut                 Gary R. Kevorkian, Secretary
November [__], 2008

                                                                       Exhibit A
                                                                       ---------

                              PROPOSED AMENDMENT TO
                        THE CERTIFICATE OF INCORPORATION
                                       OF
                                SBT BANCORP, INC.


Article SECOND shall be amended and restated in its entirety as follows:

                  SECOND: The number of shares of capital stock of the Company hereby authorized is 2,100,000 shares, which shall be divided into classes as follows:

                  2,000,000 Shares of common stock, no par value ("Common Stock"); and

                  100,000 Shares of preferred stock, no par value ("Preferred Stock").

                  The following is a statement of the preferences, limitations and relative rights of each class of capital stock of the Company.

                  A. Common Stock.

                  (1) General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be determined by the Board of Directors before the issuance of the Preferred Stock of any series.

                  (2) Voting. The holders of the Common Stock are entitled to one vote for each share held on all matters submitted to the shareholders for action.

                  (3) Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

                  (4) Liquidation. Upon the dissolution or liquidation of the Company, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Company available for distribution to its shareholders, subject to any preferential rights of any then outstanding Preferred Stock.

                  B. Preferred Stock.

                  (1) General. Preferred Stock may be issued from time to time in one or more series, each to have such terms as are set forth herein and in the resolutions of the Board of Directors authorizing the issue of such series. Any shares of Preferred Stock which may be redeemed, purchased or otherwise acquired by the Bank may be reissued. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly so provided.

                  (2) Authority of Board of Directors. The Board of Directors may from time to time issue the Preferred Stock in one or more series. The Board of Directors may, in connection with the creation of any such series, determine the preferences, limitations and relative rights of each such series before the issuance of such series. Without limiting the foregoing, the Board of Directors may fix the voting powers, dividend rights, conversion rights, redemption privileges and liquidation preferences, all as the Board of Directors deems appropriate, to the full extent now or hereafter permitted by the Act. The resolutions providing for issuance of any series of Preferred

                  Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law. Except as otherwise provided in this Certificate of Incorporation, no vote of the holders of the Preferred Stock or Common Stock shall be a prerequisite to the designation or issuance of shares of any series of the Preferred Stock authorized by and complying with the conditions of this Certificate of Incorporation and the Act.

                                                                       Exhibit B
                                                                       ---------


                          TARP Capital Purchase Program
                       Senior Preferred Stock and Warrants

                        Summary of Senior Preferred Terms

Issuer: Qualifying Financial Institution ("QFI") means (i) any U.S. bank or U.S. savings association not controlled by a Bank Holding Company ("BHC")or Savings and Loan Holding Company ("SLHC"); (ii) any U.S. BHC, or any U.S. SLHC which engages only in activities permitted for financial holdings companies under
Section 4(k) of the Bank Holding Company Act, and any U.S. bank or U.S. savings association controlled by such a qualifying U.S. BHC or U.S. SLHC; and (iii) any U.S. BHC or U.S. SLHC whose U.S. depository institution subsidiaries are the subject of an application under Section 4(c)(8) of the Bank Holding Company Act; except that QFI shall not mean any BHC, SLHC, bank or savings association that is controlled by a foreign bank or company. For purposes of this program, "U.S. bank", "U.S. savings association", "U.S. BHC" and "U.S. SLHC" means a bank, savings association, BHC or SLHC organized under the laws of the United Sates or any State of the United States, the District of Columbia, any territory or possession of the United States, Puerto Rico, Northern Mariana Islands, Guam, American Samoa, or the Virgin Islands. The United States Department of the Treasury will determine eligibility and allocation for QFIs after consultation with the appropriate Federal banking agency.

Initial Holder: United States Department of the Treasury (the "UST").

Size: QFIs may sell preferred to the UST subject to the limits and terms described below.

Each QFI may issue an amount of Senior Preferred equal to not less than 1% of its risk-weighted assets and not more than the lesser of (i) $25 billion and
(ii) 3% of its risk-weighted assets.

Security: Senior Preferred, liquidation preference $1,000 per share. (Depending upon the QFI's available authorized preferred shares, the UST may agree to purchase Senior Preferred with a higher liquidation preference per share, in which case the UST may require the QFI to appoint a depositary to hold the Senior Preferred and issue depositary receipts.)

Ranking: Senior to common stock and pari passu with existing preferred shares other than preferred shares which by their terms rank junior to any existing preferred shares.

Regulatory Capital Status: Tier 1.

Term: Perpetual life.

Dividend: The Senior Preferred will pay cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. For Senior Preferred issued by banks which are not subsidiaries of holding companies, the Senior Preferred will pay non-cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. Dividends will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year.

Redemption: Senior Preferred may not be redeemed for a period of three years from the date of this investment, except with the proceeds from a Qualified Equity Offering (as defined below) which results in aggregate gross proceeds to the QFI of not less than 25% of the issue price of the Senior Preferred. After the third anniversary of the date of this investment, the Senior Preferred may be redeemed, in whole or in part, at any time and from time to time, at the option of the QFI. All redemptions of the Senior Preferred shall be at 100% of its issue price, plus (i) in the case of cumulative Senior Preferred, any accrued and unpaid dividends and (ii) in the case of noncumulative Senior Preferred, accrued and unpaid dividends for the then current dividend period (regardless of whether any dividends are actually declared for such dividend period), and shall be subject to the approval of the QFI's primary federal bank regulator.

"Qualified Equity Offering" shall mean the sale by the QFI after the date of this investment of Tier 1 qualifying perpetual preferred stock or common stock for cash.

Following the redemption in whole of the Senior Preferred held by the UST, the QFI shall have the right to repurchase any other equity security of the QFI held by the UST at fair market value.

Restrictions on Dividends: For as long as any Senior Preferred is outstanding, no dividends may be declared or paid on junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or common shares (other than in the case of pari passu preferred shares, dividends on a pro rata basis with the Senior Preferred), nor may the QFI repurchase or redeem any junior preferred shares, preferred shares ranking pari passu with the Senior Preferred or common shares, unless (i) in the case of cumulative Senior Preferred all accrued and unpaid dividends for all past dividend periods on the Senior Preferred are fully paid or (ii) in the case of non-cumulative Senior Preferred the full dividend for the latest completed dividend period has been declared and paid in full.

Common dividends: The UST's consent shall be required for any increase in common dividends per share until the third anniversary of the date of this investment unless prior to such third anniversary the Senior Preferred is redeemed in whole or the UST has transferred all of the Senior Preferred to third parties.

Repurchases: The UST's consent shall be required for any share repurchases (other than (i) repurchases of the Senior Preferred and (ii) repurchases of junior preferred shares or common shares in connection with any benefit plan in the ordinary course of business consistent with past practice) until the third anniversary of the date of this investment unless prior to such third anniversary the Senior Preferred is redeemed in whole or the UST has transferred all of the Senior Preferred to third parties. In addition, there shall be no share repurchases of junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or common shares if prohibited as described above under "Restrictions on Dividends".

Voting rights: The Senior Preferred shall be non-voting, other than class voting rights on (i) any authorization or issuance of shares ranking senior to the Senior Preferred, (ii) any amendment to the rights of Senior Preferred, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the Senior Preferred. If dividends on the Senior Preferred are not paid in full for six dividend periods, whether or not consecutive, the Senior Preferred will have the right to elect 2 directors. The right to elect directors will end when full dividends have been paid for four consecutive dividend periods.

Transferability: The Senior Preferred will not be subject to any contractual restrictions on transfer. The QFI will file a shelf registration statement covering the Senior Preferred as promptly as practicable after the date of this investment and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. The QFI will also grant to the UST piggyback registration rights for the Senior Preferred and will take such other steps as may be reasonably requested to facilitate the transfer of the Senior Preferred including, if requested by the UST, using reasonable efforts to list the Senior Preferred on a national securities exchange. If requested by the UST, the QFI will appoint a depositary to hold the Senior Preferred and issue depositary receipts.

Executive Compensation: As a condition to the closing of this investment, the QFI and its senior executive officers covered by the EESA shall modify or terminate all benefit plans, arrangements and agreements (including golden parachute agreements) to the extent necessary to be in compliance with, and following the closing and for so long as UST holds any equity or debt securities of the QFI, the QFI shall agree to be bound by, the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection. As an additional condition to closing, the QFI and its senior executive officers covered by the EESA shall grant to the UST a waiver releasing the UST from any claims that the QFI and such senior executive officers may otherwise have as a result of the issuance of any regulations which modify the terms of benefits plans, arrangements and agreements to eliminate any provisions that would not be in compliance with the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection.

                            Summary of Warrant Terms

Warrant: The UST will receive warrants to purchase a number of shares of common stock of the QFI having an aggregate market price equal to 15% of the Senior Preferred amount on the date of investment, subject to reduction as set forth below under "Reduction". The initial exercise price for the warrants, and the market price for determining the number of shares of common stock subject to the warrants, shall be the market price for the common stock on the date of the Senior Preferred investment (calculated on a 20-trading day trailing average), subject to customary anti-dilution adjustments. The exercise price shall be reduced by 15% of the original price on each six-month anniversary of the issue date of the warrants if the consent of the QFI stockholders described below has not been received, subject to a maximum reduction of 45% of the original exercise price.

Term: 10 years.

Exercisability: Immediately exercisable, in whole or in part.

Transferability: The warrants will not be subject to any contractual restrictions on transfer; provided that the UST may only transfer or exercise an aggregate of one-half of the warrants prior to the earlier of (i) the date on which the QFI has received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred from one or more Qualified Equity Offerings and (ii) December 31, 2009. The QFI will file a shelf registration statement covering the warrants and the common stock underlying the warrants as promptly as practicable after the date of this investment and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. The QFI will also grant to the UST piggyback registration rights for the warrants and the common stock underlying the warrants and will take such other steps as may be reasonably requested to facilitate the transfer of the warrants and the common stock underlying the warrants. The QFI will apply for the listing on the national exchange on which the QFI's common stock is traded of the common stock underlying the warrants and will take such other steps as may be reasonably requested to facilitate the transfer of the warrants or the common stock.

Voting: The UST will agree not to exercise voting power with respect to any shares of common stock of the QFI issued to it upon exercise of the warrants.

Reduction: In the event that the QFI has received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred from one or more Qualified Equity Offerings on or prior to December 31, 2009, the number of shares of common stock underlying the warrants then held by the UST shall be reduced by a number of shares equal to the product of (i) the number of shares originally underlying the warrants (taking into account all adjustments) and
(ii) 0.5.

Consent: In the event that the QFI does not have sufficient available authorized shares of common stock to reserve for issuance upon exercise of the warrants and/or stockholder approval is required for such issuance under applicable stock exchange rules, the QFI will call a meeting of its stockholders as soon as practicable after the date of this investment to increase the number of authorized shares of common stock and/or comply with such exchange rules, and to take any other measures deemed by the UST to be necessary to allow the exercise of warrants into common stock.

Substitution: In the event the QFI is no longer listed or traded on a national securities exchange or securities association, or the consent of the QFI stockholders described above has not been received within 18 months after the issuance date of the warrants, the warrants will be exchangeable, at the option of the UST, for senior term debt or another economic instrument or security of the QFI such that the UST is appropriately compensated for the value of the warrant, as determined by the UST.

                                                        *** PRELIMINARY COPY ***



                                SBT BANCORP, INC.

                  Proxy for the Special Meeting of Shareholders
                         to be held on December 19, 2008

            THIS PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby constitutes and appoints Robert M. Taylor, III and Susan D. Presutti or each of them acting alone, with full power of substitution, to act as proxy for the undersigned, and to vote all shares of common stock of SBT Bancorp, Inc. (the "Company") which the undersigned is entitled to vote only at the special meeting of shareholders of the Company, to be held on Friday, December 19, 2008 at 8:30 a.m., local time at The Simsbury Inn, 397 Hopmeadow Street, Simsbury, Connecticut and at any and all adjournments thereof, with all the powers the undersigned would possess if personally present at such meeting as follows:

     You are encouraged to specify your choice by marking the appropriate box, SEE REVERSE SIDE. The Proxies cannot vote your shares unless you sign, date and return this card.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                                                        *** PRELIMINARY COPY ***


[X] PLEASE MARK VOTES AS IN THIS EXAMPLE

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION. PLEASE SIGN, DATE AND RETURN PROMPTLY
                            IN THE ENCLOSED ENVELOPE.

1. Approval of an amendment to the       This Proxy is revocable and will be
   Company's Certificate of              voted as directed, but if no
   Incorporation to authorize 100,000    instructions are specified, this Proxy
   shares of preferred stock, no par     will be voted "FOR" each of the
   value.                                proposals listed. If any other business
                                         is presented at the special meeting,
     FOR   AGAINST   ABSTAIN             including whether or not to adjourn the
     [ ]     [ ]       [ ]               meeting, this Proxy will be voted by
                                         the proxies in their best judgment. At
                                         the present time, the Board of
                                         Directors knows of no other business to
                                         be presented at the special meeting.

Please sign exactly as your name appears hereon. Joint owners must both sign.
 Attorney, executor, administrator, trustee, or guardian must give full title as such. A corporation or partnership must sign in its name by authorized person.

[ ] MARK HERE FOR ADDRESS CHANGE AND     [ ] MARK HERE IF YOU PLAN TO ATTEND THE
    MARK LABEL ACCORDINGLY                   MEETING


Signature:___________Date:________      Signature:___________Date:________